As filed with the Securities and Exchange Commission on May 9, 2014

Registration No. 333-194116

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

USA Synthetic Fuel Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	13-3995258
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1717 Pennsylvania Avenue, NW, Suite 1025
Washington, DC 20006
(202) 559-9303
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Steven C. Vick
President and Chief Executive Officer
1717 Pennsylvania Avenue, NW, Suite 1025
Washington, DC 20006
(202) 559-9303
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Arthur McMahon, III
Taft Stettinius & Hollister LLP
425 Walnut St., Ste. 1800
Cincinnati, OH  45202
(513) 381-2838

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Shares of Common Stock, par value $ 0.0001 per share	$150,000,000(3)	$19,320(4)

(1)
The Registrant is registering an indeterminate number of shares of common stock which may be offered by the Registrant at various numbers and at indeterminate prices, with a total offering price not to exceed $150 million.

(2)
Calculated pursuant to Rule 457(o) under the Securities Act. The $150 million of securities registered hereunder includes $100 million of securities registered pursuant to Registration Statement No. 333-179049 initially filed on January 18, 2012 and included herein pursuant to Rule 429 under the Securities Act, for which the filing fee of $11,460 was previously paid. Pursuant to Rule 457(p) of the Securities Act, the amount of this unused filing fee has been applied against the filing fee due in connection with this registration statement. A filing fee of $7,860 is paid herewith.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	Previously paid in connection with the original filing of the registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

The Registrant is filing this Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-194116) (the “Registration Statement”) solely for the purpose of revising Item 16 of Part II thereof. The prospectus contained in the Registration Statement is unchanged and has been omitted.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (except the SEC Registration Fee) are estimated to be as follows:

Amount to be paid
SEC Registration Fee		$19,320	*
Accounting Fees and Expenses	$	**
Legal Fees and Expenses	$	**
Printing expenses	$	**
Miscellaneous expenses	$	**

Total	$	**

*	The Registrant has applied a credit for unused filing fees to cover a portion of the filing fee due in connection with this registration statement.

**
These fees and expenses cannot be estimated at this time, as they are calculated based on the securities offered and the number of issuances.   An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	Any breach of the director’s duty of loyalty to the corporation or its stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Payments or unlawful dividends or unlawful stock repurchases or redemptions.

•	Any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(a)(7) of the Delaware General Corporation Law, our Certificate of Incorporation eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the Company has entered into indemnification agreements with each of our directors and executive officers.  Under each indemnification agreement we (i) will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or executive officer; and (ii) are obligated to pay the director or executive officer all identifiable expenses promptly as they are incurred by the director or executive officer, provided that he or she is obligated to repay the amount of any of these expenses to the extent that it is proven by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests.

In addition to the above-referenced indemnification, the company has Directors and Officers Liability Insurance on behalf of our directors and officers in the amount of $10,000,000.

Item 16. Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

The agreements included as exhibits to this Registration Statement constitute disclosure under the federal securities laws. However, some of the agreements contain representations and warranties by the parties thereto which have been made for the benefit of other parties thereto and:
•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Registration Statement not misleading. Additional information about the registrant may be found elsewhere in this Registration Statement and the registrant’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. See “Where You Can Find Additional Information” for more information.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 9th day of May, 2014.

USA SYNTHETIC FUEL CORPORATION

By:	/s/ Dr. Steven C. Vick
Name: Dr. Steven C. Vick
Title: President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Steven C. Vick	President, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2014
Dr. Steven C. Vick

/s/ Daniel W. Dixon	Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	May 9, 2014
Daniel W. Dixon

*	Director	May 9, 2014
Ernest K. Jacquet

*	Director	May 9, 2014
Harry H. Graves

*	Director	May 9, 2014
J. Bradley Davis

*	Director	May 9, 2014
John P. Proctor

*	Director	May 9, 2014
James R. Treptow

*	Director	May 9, 2014
William J. Weyand
* /s/ Daniel W. Dixon		May 9, 2014
By: Daniel W. Dixon, Attorney in Fact

EXHIBIT INDEX

Exhibit Number	Description of Documents	Notes

1.1	Form of Underwriting Agreement for common stock	*

5.1	Opinion of Taft Stettinius & Hollister LLP	**

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm	***

23.2	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1)	**

24.1	Power of Attorney (included on signature page)	**

*	To be filed as an exhibit to a Current Report of the Registrant on a Form 8-K and incorporated by reference herein.
**	Filed with original registration statement filed February 25, 2014.
***	Filed herewith.